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                                                                    EXHIBIT 10.6

                       [Letterhead of Hansen Consulting]

                                                                    May 30, 2000


Mr. Freddy Bishop
Citizen's Utility
Helenwood, Tennessee


Fax: 423-569-5303

Dear Mr. Bishop,

     The purpose of this letter is to confirm our prior discussions regarding the processing by Hansen Consulting, hereinafter referred to as "Processor" of natural gas owned and or operated by Citizen's Utility, hereinafter referred to as "Producer" in Scott County, Tennessee and allow sufficient time for the proper evaluation of the project by both parties and the completion of a FORMAL CONTRACT.

     It is recognized by Producer that the current unprocessed high BTU natural gas will require processing to lower the BTU to meet certain requirements of Producers market. Producer therefore desires to have such fuel gas processed prior to delivery to Producer's market. Processor hereby makes the following natural gas processing proposal to Producer, the terms and conditions of which are generally set forth as follows:

     I. Producer and Processor would enter into a mutually acceptable formal Gas Processing Agreement substantially in the form of our standard agreement a copy of which will be mailed under separate cover.

     II. Producer would assign and convey to Processor its retained processing rights in that certain production located in Scott County Tennessee.

     III. Producer would agree to maintain delivery of such gas to the processing facility, to the best of Producer's ability, of approximately 750 MCFD of gas and Processor agrees to install a processing plant, or contract through a plant, of sufficient size and capacity to process such gas stream. Producer shall not bear any of such costs or expenses related to the plant except those costs as defined in paragraph IV below.

     IV. Producer and Processor would select a mutually agreeable location for the plant site, and any associated facilities. It is recognized that the processed residue gas from the plant would be used for various field equipment. Producer agrees, at Producer's sole cost, liability and expense, to construct and install the required pipeline system to distribute the fuel gas to such field equipment. It is contemplated that low-pressure plastic pipe may be utilized for the fuel gas distribution system thus minimizing cost.


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     V.   Processor would receive 100 percent (100%) of the revenues from the sale of liquids extracted from gas owned by Producer and shall bear all costs associated with the marketing of the plant liquids until such time as Processor has recovered 100% of it's costs to design, transport, and install the plant. Producer shall furnish fuel to Processor at no cost to Processor. After Processor recovers its out of pocket costs the revenues generated by the sale of the liquids the lease payment and operations costs of the plant will be deducted. After Processor recovers its out of pocket costs, the revenues generated by the sale of the liquids, the lease payment for the plant and all operations costs of the plant will be deducted from the gross revenue, and all remaining proceeds shall be equally divided between Producer and Processor on a fifty-fifty basis.

     VI. Processor agrees to furnish to the Producer within 180 days after initial deliveries commence, the exact amount of the total investment to be used in calculating at what point in time that such participation percentage shall change.

     VII. The term of this agreement shall be for the life of the dedicated leases or until such time in the opinion of Processor as processing becomes uneconomical. It is further agreed and understood that Producer will dedicate all current leases held, and any new leases acquired within Overton County, Tennessee, and an area to include a 100 (one hundred) mile radius from Scott County Tennessee. Producer shall submit any such gas to Processor to the purpose of processing any additional gas produced under the terms of this agreement. Processor shall not be required to accept delivery of or process any gas that does not meet Processor's quality standards as set forth in the formal contract referenced Gas Processing Agreement.

     The above sets forth in general the terms of our gas-processing proposal. The specifics of which shall be more particularly set forth in the formal contract referenced herein and shall be further subject to the following conditions:

     1. Producer agrees to make available to Processor all pertinent data, engineering reports and other information relating to the deliverability and the reserves of the dedicated leases necessary to determine the economic feasibility of fabricating, installing and operating a plant of the size sufficient to process the Producer's gas as described herein as contemplated in this proposal on the dedicated leases. The cost of any feasibility studies, consulting services, or other costs related to Processor's evaluation of this project would be borne sole by Processor.

     2. Processor shall have the right and this proposal is specifically subject to Processor gathering gas samples for analysis purposes to determine the


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          composition of the gas stream to be processed and to also be used for purposes of plant design.

     3. This proposal shall be subject to Processor securing a market satisfactory to Processor for the sale of plant products.

     4. Representation to the Producer to the satisfaction of Processor that there are not any claims of any nature whatsoever that would adversely effect the economics or operation of the plant or any investment therein by Processor.

     5. Processor shall have a period not to exceed ninety (90) days from the date of execution of this letter by both parties to conduct its due diligence and notify Producer of its election to commit to the project and enter into the formal contract referenced herein or of its election to not proceed further with the project.

     6. Any data, reports, evaluations or other information furnished by Producer or developed by Processor pursuant to this agreement shall be maintained in strict confidence and will not be disclosed to any unauthorized third parties.

     7. During the ninety (90) day period set forth above, Producer agrees not to enter into any Processing Agreements, which would affect the processing operations contemplated hereunder. The ninety (90) day exclusive right to enter into a formal contract shall be personal to Processor.

     The above reflects the results of our negotiations and sets forth in general the terms and conditions of our proposal to process your gas. Please indicate your acceptance and understanding of this proposal by executing in the appropriate signatory space provided below and return one copy of this letter to my attention at the letterhead address for our files. I am looking forward to working with you on this venture and hope that it will be mutually beneficial and rewarding to our respective companies.

Accepted this 30th, day of May, 2000


/s/ FREDDY BISHOP                            /s/ ALAN HANSEN


--------------------------------             ----------------------------------
    Freddy Bishop                                Alan Hansen
    Citizen's Utility                            Hansen Consulting